Exhibit 99.1

Benihana Inc. Reports Total Restaurant Sales and Comparable Restaurant Sales for the First Four-Week Period of the Fourth Fiscal Quarter 2011

MIAMI--(BUSINESS WIRE)--February 3, 2011--Benihana Inc. (NASDAQ: BNHNA; BNHN), operator of the nation’s largest chain of Japanese theme and sushi restaurants, today reported total restaurant sales and comparable restaurant sales for the first four-week period (January 3, 2011 – January 30, 2011) of the fourth fiscal quarter 2011.

Total restaurant sales and Company-wide comparable restaurant sales increased 4.4% to $25.6 million from $24.5 million. The January four-week period also marked the twelfth consecutive period of comparable restaurant sales growth. By concept, comparable restaurant sales increased 5.7% at Benihana Teppanyaki and 5.2% at RA Sushi, but decreased 6.1% at Haru. There were a total of 388 store-operating weeks in the first four-week period of the fourth fiscal quarter 2011 compared to a total of 392 store-operating weeks in the first four-week period of the fourth fiscal quarter 2010.

Richard C. Stockinger, Chairman, Chief Executive Officer and President, said, “The recent four-week period is indicative of the positive sales momentum that our Company has been experiencing for some time, and will hopefully serve as the basis for a sustained level of performance during the new calendar year. Benihana Teppanyaki continued to realize incremental benefits from the Renewal Program launched 15 months ago, including a 7.3% increase in guest counts, while RA Sushi generated its highest comparable sales result in more than a year. Unfortunately, given its concentration in the Northeast, Haru was severely impacted by the harsh winter weather, which resulted in disappointing volumes. That being said, setbacks due to blizzards are of course temporary, and we are optimistic that when weather conditions in the region begin to improve, Haru comparable sales trends will return to more normalized levels.”

About Benihana

Headquartered in Miami, Benihana Inc. (NASDAQ: BNHNA; BNHN) is the nation's leading operator of Japanese theme and sushi restaurants with 97 restaurants nationwide, including 63 Benihana Teppanyaki restaurants, nine Haru sushi restaurants, and 25 RA Sushi restaurants. In addition, 20 franchised Benihana Teppanyaki restaurants are operating in the United States, Latin America and the Caribbean.

To learn more about Benihana Inc. and its three restaurant concepts, please view the corporate video at www.benihana.com/about/video.

Safe Harbor Statement

Except for the historical matters contained herein, statements in this press release are forward-looking and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements involve risks and uncertainties that may affect the business and prospects of the Benihana, including, without limitation: risks related to Benihana’s business strategy, including the Renewal Program and marketing programs; risks related to Benihana’s ability to operate successfully in the current challenging economic environment; risks related to Benihana’s efforts to strengthen its Benihana Teppanyaki concept and build its RA Sushi and Haru brands; and other risks and uncertainties that may cause results to differ materially from those set forth in the forward-looking statements. Past performance may not be indicative of future results. Although Benihana believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, there can be no assurance that its expectations will be realized. In addition to the risks and uncertainties set forth above, investors should consider the risks and uncertainties discussed in Benihana’s filings with the Securities and Exchange Commission, including, without limitation, the risks and uncertainties discussed under the heading “Risk Factors” in such filings. Benihana does not undertake any obligation to publicly update any forward-looking statement to reflect events or circumstances after the date on which any such statement is made or to reflect the occurrence of unanticipated events.

CONTACT:
ICR
Raphael Gross, 203-682-8253